Delisting Determination, The Nasdaq Stock Market, LLC, October 12, 2023, Orbital Infrastructure Group, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Orbital Infrastructure Group, Inc., effective at the opening of the trading session on October 23, 2023. Based on review of information provided by the Company, Nasdaq
Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2). The Company was notified of the Staff determination on June 28, 2023.
On July 5, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. On August 18, 2023, the Company received an additional delist determination letter for its failure to meet the filing requirement in Listing Rule 5250(c)(1). On August 24, 2023, the Company received an additional delist determination in accordance with Listing Rules 5101, 5110(b), and IM-5101-1. On August 25, 2023, the Company witdrew its appeal. The Company securities were suspended on August 29, 2023. The Staff determination to delist the Company securities became final on August 29, 2023.